PRICING SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated April 9, 2007 and Prospectus dated April 9, 2007)	Registration No. 333-141868
KfW, Frankfurt/Main, Federal Republic of Germany
U.S.$ 250,000,000 3.05% Callable Notes Due November 7, 2009
CUSIP: 48245ABQ3
ISIN: US48245ABQ31
     Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

		Discounts and	Proceeds,
	Price to Public(1)	Commissions	before expenses to KfW

Per Note	variable	—	100%
Total	variable	—	U.S.$ 250,000,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
     The Dealer named below expects to deliver the notes to investors on or about May 7, 2008.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

RBS GREENWICH CAPITAL
APRIL 30, 2008

ABOUT THIS PRICING SUPPLEMENT
     This pricing supplement supplements the accompanying prospectus supplement dated April 9, 2007 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated April 9, 2007 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
     You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealer are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

PS-2

SPECIFIC TERMS

Issuer: KfW	Title of Securities: U.S.$250,000,000 3.05% Callable Notes Due November 7, 2009

Aggregate Principal Amount: U.S.$250,000,000	Interest Rate: 3.05% per annum

Original Issue Date: May 7, 2008	Maturity Date: November 7, 2009

Interest Commencement Date: May 7, 2008	Final Redemption Price: 100%

Payments:
First Interest Payment Date: November 7, 2008
Interest Payment Date(s): Semi-annually in arrears on November 7th, 2008, May 7th, 2009 and November 7th, 2009
Redemption:     ☑Yes     ☐No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions): N/A
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): November 7, 2008
Minimum Redemption Notice Period: 10 Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100%
Repayment:     ☐Yes     ☑No
Repayment Date(s): N/A
Minimum Repayment Notice Period: N/A
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid): N/A
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination: U.S.$1,000
Exchange Rate Agent: N/A
Original Issue Discount Note (“OID”):     ☐Yes     ☑No
Total Amount of OID: N/A
Yield to Maturity: N/A
Initial Accrual Period OID: N/A
Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions)
Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions)
Other Terms of Notes: Price to Public: Variable price re-offer, plus accrued interest, if any, from May 7, 2008. In no event will the re-offer price cause the Notes to have greater than de minimis Original Issue Discount (OID).
     Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.

PS-3